ICM SERIES TRUST

                        ICM/Isabelle Small-Cap Value Fund

                                 CODE OF ETHICS

                            Adopted February 10, 1998

I.       Legal Requirement.

         Rule 17j-l under the Investment Company Act of 1940, as amended, ("1940 Act") makes it unlawful for any officer or director of a Fund (as well as other persons), in connection with the purchase or sale by such person of a security held or to be acquired by a Fund:

         (1) To employ any device, scheme, or artifice to defraud the Fund;

         (2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, nor misleading;

         (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

         (4) To engage in any manipulative practice with respect to the Fund.

         A security is "held or to be acquired" if within the most recent 15 days it has (i) been held by a Fund, or (ii) is being or has been considered by the Fund or its investment adviser for purchase by a Fund. A purchase or sale includes the writing of an option to purchase or sell.

II.      DEFINITIONS.

         (a) "Trust" means ICM Series Trust.

         (b) "Fund" means each of the funds, series or portfolios that comprise ICM Series Trust, including, but not limited to, ICM/Isabelle Small-cap Value Fund.

         (c) "Access person" means any officer, trustee, or advisory person of the Fund or the Trust.


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         (d)  "Advisory  person"  means (i) any employee or agent of the Fund or the Trust or of any company in a control relationship thereto, who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or the Trust who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

         (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         (f) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

         (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

         (h) "Compliance Officer" shall mean any individual designated and appointed as such by the appropriate officers of the Fund.

         (i) "Disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust or its investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the 1940 Act.

         (j) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase and sell a security.

         (k) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

III.     EXEMPTED TRANSACTIONS.

         The prohibitions of Section IV of this Code shall not apply to:

         (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by a Fund.

         (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

         (d) Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.


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IV.      PROHIBITED PURCHASES AND SALES.

         (a) No access person shall knowingly purchase or sell, directly or indirectly, any security in which by reason of such transactions acquires, any direct or indirect beneficial ownership, from the time the investment adviser or investment committee, if there is one, of the applicable Fund decides to buy or sell said security until the third business day after such Fund completes all of its intended trades in said security.

         (b) No access person shall knowingly purchase or sell any security which said person intends to recommend for purchase or sale by the applicable Fund, until the third business day after Fund has completed all its intended trades in said security.

         (c) No access person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l as set forth in Section I above.

V.       REPORTING.

         (a) All trades of advisory persons shall be approved in advance, in writing, by a Compliance Officer. In addition, all advisory persons must have copies of trade confirmations and monthly statements sent directly to the Compliance Officer.

         (b) Every access person, including advisory persons, shall report to the applicable Fund the information described in this Section V(d) with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

         (c) A disinterested trustee of a Trust need only report a transaction in a security if such trustee, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15 day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Fund or was being considered for purchase by its investment adviser.

         (d) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                  (iii)    The price at which the transaction was effected; and

                  (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.


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         (e) Any such report may contain a statement  that the report  shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

VI.      Sanctions.

         Upon discovering a violation of this Code, the Board of Trustees of the Trust may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

VII.     Certification.

         Each individual covered by this Code of Ethics shall: (i) receive a copy of this Code of Ethics at the time of his/her appointment, employment or other engagement, (ii) certify in writing that he/she has read and understood the Code of Ethics; and (iii) retain a copy at all times. On an annual basis, each individual covered by this Code of Ethics shall certify that he/she has complied in all respects with the Code of Ethics during the previous year. Any questions regarding this Code of Ethics should be referred to the Compliance Officer.


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